Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2016 and Provides Full Year 2017 Guidance

CONCORD, NC (March 1, 2017) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2016 total revenues of $82.6 million, and net income and adjusted non-GAAP net income of $271,000 or $0.01 per diluted share. Full year 2016 total revenues were $512.2 million, net income was $39.5 million or $0.96 per diluted share, and adjusted non-GAAP net income was $39.2 million or $0.95 per diluted share. These results were within management’s expectations. SMI also provided full year 2017 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below. Non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

Starting in 2017, Monster Energy replaced Sprint as NASCAR’s premiere racing Cup Series entitlement sponsor under a multi-year agreement. That naming convention is used throughout this release. Monster Energy is a widely known brand, and popular with younger and changing demographic groups – important targeted markets for all involved in NASCAR motorsports. We believe that Monster Energy plans to commit sizable resources in promoting their expanded involvement in NASCAR, working closely with industry stakeholders and the broadcasters to widen the marketing reach of NASCAR racing in general.

As presented below in the Selected Financial Data, our 2016 race season experienced an unusually high number of event weekends with significant poor weather. Eight events during our 13 NASCAR Cup Series race weekends were negatively impacted. The Company’s admissions, certain event related revenues and operating costs were negatively impacted by poor weather in each 2016 quarter. Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and an absence of a stronger middle class economic recovery.

Speedway Motorsports hosted two collegiate football games, including the sold-out, hugely successful “Battle at Bristol” and large preceding Kenny Chesney concert in the third quarter 2016. These events had a material positive effect on our 2016 operating results, and associated revenues and direct expenses are reflected in Other Operating Revenue and Other Direct Operating Expense in the accompanying Selected Financial Data. The Company has begun to explore conducting similar events in the future. However, no additional football games are scheduled at this time.

Fourth Quarter Comparison

●	Total revenues of $82.6 million in 2016 compared to $87.7 million in 2015
●	Accelerated depreciation and removal costs on retired assets aggregating $2.2 million pre-tax, $1.4 million after tax or $0.03 per diluted share in 2015
●	Income taxes from various adjustments associated with discontinued operations of $1.3 million or $0.03 per diluted share in 2015
●	Net income of $271,000 or $0.01 per diluted share in 2016 compared to a net loss of $3.3 million or $0.08 per diluted share in 2015
●	Adjusted non-GAAP net income of $271,000 or $0.01 per diluted share in 2016 compared to adjusted non-GAAP loss of $710,000 or $0.02 per diluted share in 2015

Full Year Comparison

●	Total revenues of $512.2 million in 2016 compared to $496.5 million in 2015
●

Accelerated depreciation and removal costs on retired assets aggregating $357,000 pre-tax, $225,000 after tax or $0.01 per diluted share in 2016 compared to $9.7 million pre-tax, $6.1 million after tax or $0.15 per diluted share in 2015

●	Non-recurring benefits from state tax law changes of $546,000 or $0.01 per diluted share in 2016 compared to $610,000 or $0.01 per diluted share in 2015
●	In 2015:
o	Impairment charge for other intangible assets and goodwill of $98.9 million pre-tax, $63.4 million after tax or $1.54 per diluted share
o	Loss on early debt redemption and refinancing of $8.4 million pre-tax, $5.3 million after tax or $0.13 per diluted share
o	Interim interest expense associated with early debt redemption of $1.7 million pre-tax, $1.1 million after tax or $0.03 per diluted share
o	Income taxes from various adjustments associated with discontinued operations of $1.3 million or $0.03 per diluted share in 2015
●	Net income of $39.5 million or $0.96 per diluted share in 2016 compared to a net loss of $34.4 million or $0.83 per diluted share in 2015
●	Adjusted non-GAAP net income of $39.2 million or $0.95 per diluted share in 2016 compared to $42.1 million or $1.02 per diluted share in 2015

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled 2017 non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended		Full Year Ended
	December 31:		December 31:
	2016	2015	2016	2015
Net income (loss) using GAAP	$271	$(3,338)	$39,545	$(34,363)
Accelerated depreciation on retired assets and costs of removal, pre-tax	--	2,195	357	9,664
Non-recurring benefit of state income tax law changes	--	--	(546)	(610)
Impairment of other intangible assets and goodwill, pre-tax	--	--	--	98,868
Loss on early debt redemption and refinancing, pre-tax	--	--	--	8,372
Interim interest expense, pre-tax	--	--	--	1,688
Income tax from adjustments associated with discontinued operation	--	1,259	--	1,259
Aggregate income tax effect of non-GAAP adjustments	--	(826)	(132)	(42,791)
Adjusted non-GAAP net income (loss)	$271	$(710)	$39,224	$42,087

Diluted earnings (loss) per share using GAAP	$0.01	$(0.08)	$0.96	$(0.83)
Accelerated depreciation on retired assets and costs of removal, pre-tax	--	0.05	0.01	0.23
Non-recurring benefit of state income tax law changes	--	--	(0.01)	(0.01)
Impairment of other intangible assets and goodwill, pre-tax	--	--	--	2.39
Loss on early debt redemption and refinancing, pre-tax	--	--	--	0.20
Interim interest expense, pre-tax	--	--	--	0.04
Income tax from adjustments associated with discontinued operation	--	0.03	--	0.03
Aggregate income tax effect of non-GAAP adjustments	--	(0.02)	(0.00)	(1.04)
Adjusted Non-GAAP diluted earnings (loss) per share	$0.01	$(0.02)	$0.95	$1.02

Significant Fourth Quarter 2016 Racing Events

●	Charlotte Motor Speedway – NASCAR Bank of America 500 Monster Energy Cup and Drive for the Cure 300 Presented by Blue Cross Blue Shield of North Carolina Xfinity Series racing events
●	Las Vegas Motor Speedway – NASCAR DC Solar 350 Camping World Truck Series and NHRA Toyota Nationals racing events, and Red Bull Air Race World Championship event
●	Texas Motor Speedway – NASCAR AAA Texas 500 Monster Energy Cup, O’Reilly Auto Parts Challenge Xfinity, and Striping Technology 350 Camping World Truck Series racing events

2017 Earnings Guidance

The Company estimates 2017 total revenues of $475-500 million, net income of $37-45 million, depreciation, amortization and interest expense of $66-71 million, and non-GAAP diluted earnings per share of $0.90-1.10, excluding non-recurring items and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel and health-care costs, and continued underemployment could significantly impact our future results. The Company’s estimated total capital expenditures in 2017 are $20-30 million.

For managing facility capacity and alternative development purposes, the Company began repurposing certain seating at Charlotte, Kentucky and New Hampshire Motor Speedways in the first quarter 2017. The Company anticipates recording non-cash, pre-tax charges for accelerated depreciation and costs of removal aggregating approximately $5-7 million in the first quarter 2017.

Dividends and Stock Repurchase Program

During the full year 2016, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $24.8 million. On February 15, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, payable on March 17, 2017 to shareholders of record as of March 1, 2017. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the full year 2016, the Company repurchased 252,000 shares of common stock for approximately $4.7 million under its stock repurchase program. As of December 31, 2016, the Company has repurchased 4,558,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 442,000.

Comments

“SMI’s full year 2016 results were within our expectations, notwithstanding an unusually high number of our events contending with poor weather,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Eight events during our 13 NASCAR Cup race weekends in 2016 were negatively impacted, including Hurricane Matthew at Charlotte Motor Speedway in October and shortened racing at Texas Motor Speedway in November. Looking forward, the 2017 racing season has some of the most exciting and promising changes in recent years. An exciting new “stage-based” race format for all three of NASCAR’s national series is being introduced. This new format has championship implications and awarded points depending on driver running order at the end of each stage, and the “playoff” bonus structure has been expanded and extended. Drivers must now compete for spots early in races rather than focusing towards the end of a race and over the entire racing season.”

“Most of our NASCAR event sponsorships for 2017, and many for 2018 and beyond, are already sold. And it deserves repeating that, along with the ten-year NASCAR broadcasting agreements through 2024, SMI has many other long-term contracted revenue streams in place. We continue to make significant progress on our strategic initiatives of stable share repurchases, dividend programs, ongoing debt reduction, as well as restrained capital spending and managing facility capacity for pricing power and marketing appeal. Our long-term business model remains solid.”

“Most sports, and sporting venues, are facing similar trends in admissions and various event related revenues reflecting the changing demographics and consumption of media entertainment – NASCAR and racing in general are clearly not alone. SMI has a long-standing history of providing our fans with entertainment experiences and enjoyment value – second to none in motorsports. Our sizable investments, such as three of the world’s largest high-definition video boards at Bristol, Charlotte and Texas Motor Speedways, our new distributed antenna systems for high-speed wireless performance, and the latest in digital and mobile phone applications, provide our fans with exciting entertainment that cannot be duplicated at home or other venues. SMI, NASCAR, the NBC Sports Group and FOX Sports Media Group, and now Monster Energy, are all working hard to capture the attention of sports fans everywhere.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “Our 2016 results reflect the tremendously successful “Battle at Bristol” collegiate football game and large concert. SMI proudly displayed our excellent execution and ability to provide the finest in entertainment, and is working to schedule additional games with top ranked college teams. Our Charlotte Motor Speedway has essentially completed expansion and reconfiguration of its road course. Located inside Charlotte’s superspeedway, we now have multiple exciting race configurations possible, including combined use of both their superspeedway and road course. We believe many fans will find such racing configuration novel and appealing, providing increased racing competition and new desirable sightlines and viewing areas.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-201-0168 (US / Canada / toll-free) or 647-788-4901 (international). The reference number is 55359210. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Twelve Months Ended December 31, 2016 and 2015
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2016	12/31/2015	12/31/2016	12/31/2015

Revenues:
Admissions	$15,868	$18,431	$90,639	$100,694
Event related revenue	28,605	31,014	136,900	146,980
NASCAR broadcasting revenue	31,774	30,816	224,227	217,469
Other operating revenue (a)	6,384	7,484	60,390	31,320
Total Revenues	82,631	87,745	512,156	496,463
Expenses and Other:
Direct expense of events	18,420	19,584	102,786	104,303
NASCAR event management fees	21,864	21,301	137,727	133,682
Other direct operating expense (a)	4,244	4,653	43,784	19,541
General and administrative	21,553	23,033	100,144	98,289
Depreciation and amortization	13,411	14,950	54,368	61,964
Interest expense, net	3,228	3,450	13,148	16,811
Impairment of other intangible assets and goodwill	-	-	-	98,868
Loss on early debt redemption and refinancing	-	-	-	8,372
Other (income) expense, net	(111)	459	(997)	875
Total Expenses and Other	82,609	87,430	450,960	542,705
Income (Loss) Before Income Taxes	22	315	61,196	(46,242)
Income Tax Provision	249	(3,653)	(21,651)	11,879
Net Income (Loss)	$271	$(3,338)	$39,545	$(34,363)

Basic Earnings (Loss) Per Share	$0.01	$(0.08)	$0.96	$(0.83)
Weighted average shares outstanding	41,076	41,219	41,152	41,284

Diluted Earnings (Loss) Per Share	$0.01	$(0.08)	$0.96	$(0.83)
Weighted average shares outstanding	41,096	41,238	41,167	41,312

Major NASCAR-sanctioned Events Held During Period	4	4	24	24

Certain Race Schedule Changes:
• Poor weather resulted in delaying the start of the Monster Energy NASCAR Cup race held at Las Vegas Motor Speedway in the first quarter 2016
• Poor weather resulted in delays in starting or completing or shortening two Monster Energy NASCAR Cup races held at Texas Motor Speedway (TMS) in the second and fourth quarters 2016
• Poor weather resulted in cancellation of a portion of the major NHRA weekend racing event held at Charlotte Motor Speedway (CMS) in the second quarter 2016

• Poor weather resulted in delays in starting and completing the NASCAR All-Star race, and next day rescheduling of one NASCAR Camping World Truck Series race, held at at CMS in the second quarter 2016

• Poor weather resulted in delays in starting and completing one IndyCar race at TMS, which was rescheduled from the second quarter 2016 and held in the third quarter 2016
• Poor weather resulted in postponing and rescheduling one Monster Energy NASCAR Cup race held at Bristol Motor Speedway in the third quarter 2016
• TMS held one Red Bull Air Race in the third quarter 2015 that was not held in 2016
• Hurricane Matthew resulted in postponing and rescheduling one Monster Energy NASCAR Cup and one Xfinity Series race held at CMS in the fourth quarter 2016

(a) Includes revenues and direct expenses associated with "the Battle at Bristol" collegiate football game and preceding concert held in the third quarter 2016.

BALANCE SHEET DATA	12/31/2016	12/31/2015

Cash and cash equivalents	$79,342	$82,010
Total current assets	127,909	142,886
Property and equipment, net	1,000,230	1,019,650
Goodwill and other intangible assets, net	345,725	345,736
Total assets	1,503,300	1,539,197

Deferred race event and other income, net	44,782	57,549
Total current liabilities	94,671	108,369
Credit facility borrowings (all term loan)	66,000	120,000
Total long-term debt	267,206	321,383
Total liabilities	705,517	754,357
Total stockholders' equity	797,783	784,840